Exhibit 99.1
NEWS
RELEASE
W. R. Berkley Corporation
475 Steamboat Road
Greenwich, Connecticut 06830
(203) 629–3000

FOR IMMEDIATE RELEASE	CONTACT:	Karen A. Horvath Vice President — External Financial Communications (203) 629-3000
W. R. BERKLEY CORPORATION REPORTS FIRST QUARTER RESULTS
Combined Ratio 93.7%, Book Value per Share Increases to $19.22
          Greenwich, CT, April 27, 2009 — W. R. Berkley Corporation (NYSE: WRB) today reported a net loss for the first quarter of 2009 of $20 million, or 13 cents per share, compared to net income of $188 million, or $1.03 per share, for the first quarter of 2008. Net operating income for the first quarter of 2009 was $42 million, or 25 cents per share, compared with $153 million, or 83 cents per share, for the first quarter of 2008. Net operating income is a non-GAAP financial measure defined by the Company as net income excluding realized investment gains and losses.
Summary Financial Data
(Amounts in thousands, except per share data)

	First Quarter
	2009	2008
Gross premiums written	$1,148,242	$1,285,173
Net premiums written	1,023,472	1,157,565

Net income (loss)	(20,346)	188,438
Net income (loss) per diluted share	(0.13)	1.03

Net operating income	42,498	153,326
Net operating income per diluted share	0.25	0.83

W. R. Berkley Corporation	Page 2
First quarter 2009 highlights included:
•	GAAP combined ratio was 93.7%.

•	Paid loss ratio was 59.4%.

•	Book value per share increased 2% to $19.22.

•	The Company repurchased 1.6 million shares of its common stock at an average cost of $19.46 per share.

•	Cash flow from operations (before cash transferred to investment trading account) was $92 million.
          Commenting on the Company’s performance, William R. Berkley, chairman and chief executive officer, said: “The results for the quarter were generally in line with our expectations. Continued underwriting profitability and improved market values of our core fixed maturity securities more than offset previously announced investment losses, resulting in book value per share growth of approximately 2%.
          “We continue to see our investment risks diminish and our underwriting opportunities improve. Our view of pricing trends remains unchanged as price declines have slowed significantly. By the end of the quarter, prices were increasing in some lines of business and the rate of decline was approaching zero in several others. Our pricing discipline has resulted in a loss of business to our top-line focused competitors. As the overall industry results suffer from aggressive competition, we expect pricing to improve in the latter half of the year.
          “We are beginning to see greater contributions from our start-up ventures and anticipate they will provide a significant benefit to earnings by the first quarter of 2010. The combination of our start-ups and an improving cycle will substantially increase our momentum.
          “In addition, the adjustment of the duration of our bond portfolio over the next nine months to more closely match the duration of our liabilities should increase our investment income significantly. Our positive view remains unabated and we believe the cyclical change is underway,” Mr. Berkley concluded.

W. R. Berkley Corporation	Page 3
Webcast Conference Call
     The Company will hold its quarterly conference call with analysts and investors to discuss its earnings and other information on Tuesday, April 28, 2009 at 9:00 a.m. eastern time. The conference call will be webcast live on the Company’s website at www.wrberkley.com, and related charts will be posted there prior to the call. A recording of the call will be available on the Company’s website approximately two hours after the end of the conference call.
About W. R. Berkley Corporation
     Founded in 1967, W. R. Berkley Corporation is an insurance holding company that is among the largest commercial lines writers in the United States and operates in five segments of the property casualty insurance business: specialty insurance, regional property casualty insurance, alternative markets, reinsurance and international.
Forward Looking Information
     This is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including statements related to our outlook for the industry and for our performance for the year 2009 and beyond, are based upon the Company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. They are subject to various risks and uncertainties, including but not limited to: the cyclical nature of the property casualty industry; the long-tail and potentially volatile nature of the insurance and reinsurance business; product demand and pricing; claims development and the process of estimating reserves; the potential impact of the current conditions in the financial markets and the ongoing economic downturn on our results and financial condition, particularly if such conditions continue; the potential impact of current legislative, regulatory, accounting and other initiatives taken or which may be taken in response to the current conditions in the financial markets and the ongoing economic downturn; investment risks, including those of our portfolio of fixed maturity securities and investments in equity securities, including investments in financial institutions, merger arbitrage and private equity investments; the uncertain nature of damage theories and loss amounts; natural and man-made catastrophic losses, including as a result of terrorist activities; the impact of significant and increasing competition; the success of our new ventures or acquisitions and the availability of other opportunities; the availability of reinsurance; exposure as to coverage for terrorist acts; our retention under the Terrorism Risk Insurance Programs Reauthorization Act of 2007; the ability of our reinsurers to pay reinsurance recoverables owed to us; the impact of current conditions in the financial markets and the ongoing economic downturn on our ability to raise debt or equity capital if needed; foreign currency and political risks relating to our international operations; other legislative and regulatory developments, including those related to alleged anti-competitive or other improper business practices in the insurance industry; changes in the ratings assigned to us or our insurance company subsidiaries by rating agencies; the availability of dividends from our insurance company subsidiaries; our ability to attract and retain qualified employees; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause our actual results for the year 2009 and beyond to differ materially from those expressed in any forward-looking statement we make. Any projections of growth in our net premiums written and management fees would not necessarily result in commensurate levels of underwriting and operating profits. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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W. R. Berkley Corporation	Page 4
Consolidated Financial Summary
(Amounts in thousands, except per share data)

	First Quarter
	2009	2008
Revenues:
Net premiums written	$1,023,472	$1,157,565
Change in unearned premiums	(44,264)	(33,256)

Premiums earned	979,208	1,124,309
Net investment income	138,216	138,771
Income (loss) from investment funds	(115,074)	5,726
Insurance service fees	26,583	27,112
Realized investment gains (losses), including other than temporary impairments	(96,808)	54,026
Revenues from wholly-owned investees	30,903	24,888
Other revenues	593	372

Total revenues	963,621	1,375,204

Expenses:
Losses and loss expenses	610,445	683,041
Operating costs and expenses	357,347	380,173
Expenses from wholly-owned investees	29,954	24,935
Interest expense	20,224	22,744

Total expenses	1,017,970	1,110,893

Income (loss) before income taxes	(54,349)	264,311
Income tax (expense) benefit	34,065	(75,706)

Net income (loss) before noncontrolling interests	(20,284)	188,605
Noncontrolling interests	(62)	(167)

Net income (loss) attributable to common shareholders	$(20,346)	$188,438

Net income (loss) per share:
Basic	$(0.13)	$1.07

Diluted	$(0.13)	$1.03

Average shares outstanding:
Basic	161,090	176,699
Diluted (1)	161,090	183,804

(1)	For the three months ended March 31, 2009, the anti-dilutive effects of 7,001 potential common shares outstanding were excluded from the outstanding diluted shares due to the first quarter net loss.

W. R. Berkley Corporation	Page 5
Operating Results by Segment
(Amounts in thousands, except ratios (1))

	First Quarter
	2009	2008
Specialty:
Gross premiums written	$364,894	$428,142
Net premiums written	322,557	397,787
Premiums earned	357,928	429,336
Pre-tax income	27,744	112,786
Loss ratio	62.8%	58.1%
Expense ratio	30.7%	27.6%
GAAP combined ratio	93.5%	85.7%

Regional: (2)
Gross premiums written	$322,801	$372,995
Net premiums written	282,035	323,576
Premiums earned	285,616	311,269
Pre-tax income	18,365	37,804
Loss ratio	61.0%	63.6%
Expense ratio	33.1%	31.1%
GAAP combined ratio	94.1%	94.7%

Alternative Markets:
Gross premiums written	$248,874	$268,084
Net premiums written	225,715	238,037
Premiums earned	151,993	155,209
Pre-tax income	30,434	60,982
Loss ratio	62.2%	57.5%
Expense ratio	24.1%	23.8%
GAAP combined ratio	86.3%	81.3%

Reinsurance:
Gross premiums written	$107,856	$136,465
Net premiums written	100,833	129,646
Premiums earned	105,623	152,434
Pre-tax income	2,999	33,289
Loss ratio	63.4%	64.0%
Expense ratio	35.6%	34.6%
GAAP combined ratio	99.0%	98.6%

International:
Gross premiums written	$103,817	$79,487
Net premiums written	92,332	68,519
Premiums earned	78,048	76,061
Pre-tax income	6,168	10,646
Loss ratio	64.1%	64.0%
Expense ratio	37.6%	36.5%
GAAP combined ratio	101.7%	100.5%

W. R. Berkley Corporation	Page 6
Operating Results by Segment (Continued)
(Amounts in thousands, except ratios (1))

	First Quarter
	2009	2008
Corporate and Eliminations:
Realized investment gains (losses), including other than temporary impairments	$(96,808)	$54,026
Interest expense	(20,224)	(22,744)
Other revenues and expenses (3)	(23,027)	(22,478)
Pre-tax income (loss)	(140,059)	8,804

Total:
Gross premiums written	$1,148,242	$1,285,173
Net premiums written	1,023,472	1,157,565
Premiums earned	979,208	1,124,309
Pre-tax income (loss)	(54,349)	264,311
Loss ratio	62.3%	60.8%
Expense ratio	31.4%	29.6%
GAAP combined ratio	93.7%	90.4%

(1)	Loss ratio is losses and loss expenses expressed as a percentage of premiums earned. Expense ratio is underwriting expenses expressed as a percentage of premiums earned. Underwriting expenses do not include expenses related to insurance services or unallocated corporate expenses. GAAP combined ratio is the sum of the loss ratio and the expense ratio.

(2)	Weather-related losses were $9 million and $14 million for the first quarter of 2009 and 2008, respectively.

(3)	Other revenues and expenses include corporate investment income, expenses not allocated to the business segments and revenues and expenses from investments in wholly-owned, non-insurance subsidiaries that are consolidated for financial reporting purposes.

W. R. Berkley Corporation	Page 7
Selected Balance Sheet Information
(Amounts in thousands, except per share data)

	March 31,	December 31,
	2009	2008
Net invested assets (1)	$12,483,233	$12,522,360
Total assets	16,193,308	16,121,158
Reserves for losses and loss expenses	9,041,703	8,999,596
Senior notes and other debt	1,021,978	1,021,869
Junior subordinated debentures	249,640	249,584
Total equity (2) (3)	3,079,957	3,051,680
Common stockholders’ equity (4)	3,074,605	3,046,319
Common shares outstanding (4)	159,968	161,467
Common stockholders’ equity per share	19.22	18.87

(1)	Net invested assets include investments, cash investments and cash equivalents, trading accounts receivable from brokers and clearing organizations, trading account securities sold but not yet purchased and unsettled purchases.

(2)	The Company adopted FASB Statement 160 (“FAS 160”), “Non-controlling Interests in Consolidated Financial Statements” effective January 1, 2009. FAS 160 requires that noncontrolling (minority) interests in a subsidiary be reported as equity in the consolidated financial statements. The presentation requirements of FAS 160 were applied retrospectively to the 2008 financial statements. The effect of the adoption of FAS 160 was to increase total equity as of December 31, 2008 by $5 million.

(3)	After-tax unrealized investment losses were $52 million and $142 million as of March 31, 2009 and December 31, 2008, respectively. Unrealized currency translation losses were $80 million and $72 million as of March 31, 2009 and December 31, 2008, respectively.

(4)	During the first quarter 2009, the Company repurchased 1.6 million shares of its common stock for $32 million.

W. R. Berkley Corporation	Page 8
Supplemental Information
(Amounts in thousands)

	First Quarter
Reconciliation of net operating income to net income:	2009	2008
Net operating income (1)	$42,498	$153,326
Realized investment gains (losses), net of taxes (2)	(62,844)	35,112

Net income (loss)	$(20,346)	$188,438

Return on common equity (3):
Net income	—	21.0%
Net operating income	5.6%	17.1%

Cash flow:
Cash flow from operations before cash transfers to/from trading account (4)	$91,560	$213,360
Trading account transfers	(70,000)	—

Cash flow from operations	$21,560	$213,360

(1)	Net operating income is a non-GAAP financial measure defined by the Company as net income excluding realized investment gains and losses. Management believes that excluding realized investment gains and losses, which result primarily from changes in general economic conditions, provides a useful indicator of trends in the Company’s underlying operations.

(2)	Realized losses include after-tax write-downs of securities determined to have other-than-temporary declines in fair value of $72 million and $12 million for the first quarter of 2009 and 2008, respectively.

(3)	Return on equity represents net income and net operating income expressed on an annualized basis as a percentage of beginning of year common stockholders’ equity.

(4)	Cash flow before trading account transfers is a non-GAAP financial measure that excludes cash contributions to and withdrawals from the arbitrage trading account. Cash transfers to and withdrawals from the arbitrage trading account are the result of changes in investment allocations and management believes that excluding such transfers provides a useful measure of the Company’s cash flow.